EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FOURTH QUARTER AND

FULL YEAR 2015 RESULTS

•	Revenues were $1.85 billion, up from $1.61 billion in the third quarter of 2015;
•	Operating and maintenance expenses were $794 million, down from $880 million in the prior period;
•

Adjusted net income was $615 million, $1.68 per diluted share, excluding $4 million of net unfavorable items. This compares with $316 million, $0.87 per diluted share, in the third quarter of 2015, excluding $5 million of net favorable items;

•	Net income attributable to controlling interests was $611 million, $1.66 per diluted share, compared with $321 million, $0.88 per diluted share, in the prior quarter;
•	The Annual Effective Tax Rate(1) was 13.1 percent, compared with 7.5 percent in the third quarter of 2015;
•	Cash flows from operating activities were $960 million, up sequentially from $648 million;
•	Revenue efficiency(2) was 95.9 percent, up from 95.0 percent in the third quarter of 2015;
•	Rig utilization(3) was 60 percent, compared with 70 percent in the prior quarter; and
•	Contract backlog was $15.5 billion as of the February 11, 2016, Fleet Status Report.

ZUG, SWITZERLAND—February 24, 2016—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $611 million, $1.66 per diluted share, for the three months ended December 31, 2015.  Fourth quarter 2015 results included net unfavorable items of $4 million, $0.02 per diluted share, as follows:

•	$29 million, $0.08 per diluted share, related to loss on impairment of the GSF Grand Banks and Deepwater Navigator, which the company has classified as held for sale;
•	$22 million, $0.06 per diluted share, related to restructuring costs; and
•	$1 million in discontinued operations.

These net unfavorable items were partially offset by:

•	$27 million, $0.07 per diluted share, in favorable discrete tax benefits; and
•	$21 million, $0.05 per diluted share, in net gains on early debt retirements and asset disposals.

After consideration of these net unfavorable items, fourth quarter 2015 adjusted net income was $615 million, or $1.68 per diluted share.

For the three months ended December 31, 2014, the company reported a net loss attributable to controlling interest of $739 million, or $2.04 per diluted share.  Fourth quarter 2014 included net unfavorable items of $1.08 billion, $2.99 per diluted share, mainly associated with the impairment of goodwill.  Excluding the net unfavorable items, adjusted net income was $344 million, or $0.95 per diluted share.

Total revenues for the three months ended December 31, 2015, increased $243 million sequentially to $1.85 billion.  Other revenues increased $356 million due to early contract terminations on the Polar Pioneer,  Discoverer Americas,

and Sedco 714.   Contract drilling revenues decreased $113 million due to reduced activity and rig retirements partially offset by higher ultra-deepwater revenue efficiency and higher demobilization revenues.

Operating and maintenance expense decreased $86 million sequentially to $794 million.  The decrease was due primarily to lower activity and the impact of the company’s actions to reduce onshore and offshore costs.

General and administrative expense was $58 million, compared with $45 million in the prior quarter.  The increase was due largely to restructuring costs.

Depreciation expense was $213 million, compared with $210 million in the prior period.

The Effective Tax Rate (4) was 9.7 percent, up from 4.9 percent in the third quarter of 2015.  The Annual Effective Tax Rate was 13.1 percent, up from 7.5 percent in the previous quarter.  The increase was due largely to changes in adjusted pre-tax income, currency exchange rates, and the impact of jurisdictional and operational structure changes for certain rigs implemented in the third quarter of 2015.

Interest expense, net of amounts capitalized, decreased $22 million sequentially to $87 million, reflecting, in part, the company’s early debt retirements.  Capitalized interest was $49 million, compared with $36 million in the third quarter of 2015. Interest income was $5 million, unchanged from the prior quarter.

Cash flows from operating activities increased $312 million sequentially to $960 million due primarily to early contract terminations.

Capital expenditures totaled $665 million, down from $940 million in the prior quarter.  The decrease was associated with the company’s newbuild program.  During the quarter, the company took delivery of the newbuild ultra-deepwater drillship Deepwater Proteus, and the floater is expected to be placed into service in the second quarter of 2016.

“I would like to thank the Transocean team for delivering very solid operating and financial results throughout an extremely challenging year for our industry,” said President and Chief Executive Officer Jeremy Thigpen.  “While predicting the timing of an industry recovery is nearly impossible, we take comfort in knowing that our strong liquidity, combined with our market-leading backlog, will sustain us through this downturn.   Until that time, we will continue to take the necessary steps to keep our employees safe, to drive performance improvements for our customers, to further streamline our business, and to enhance our financial position and returns.”

Full Year 2015

For the year ended December 31, 2015, net income attributable to controlling interest totaled $791 million, or $2.16 per diluted share.  Full year results included $946 million, $2.58 per diluted share, of net unfavorable items as follows:

•	$1.71 billion, $4.67 per diluted share, associated with the impairment of the Deepwater and Midwater Floater asset groups, and held for sale or scrapped rigs; and
•	$40 million, $0.11 per diluted share, related to restructuring costs.

These net unfavorable items were partially offset by:

•	$735 million, $2.02 per diluted share, associated with favorable settlement agreements and insurance recoveries related to Macondo; and
•	$72 million, $0.18 per diluted share, in net gains on early debt retirements and asset disposals, discrete tax benefits, and discontinued operations.

After excluding the net unfavorable items, adjusted net income for 2015 was $1.74 billion, or $4.74 per diluted share.

For the year ended December 31, 2014, net loss attributable to controlling interest totaled $1.91 billion, $5.29 per diluted share, which included net unfavorable items of $3.71 billion, $10.23 per diluted share primarily associated with the impairment of goodwill.  After consideration of the net unfavorable items, adjusted net income for 2014 was $1.80 billion, or $4.94 per diluted share.

Non-GAAP Financial Measures

All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 61 mobile offshore drilling units consisting of 28 ultra-deepwater floaters, seven harsh-environment semisubmersibles, five deepwater semisubmersibles, 11 midwater semisubmersibles and 10 high-specification jackups.  In addition, the company has six ultra-deepwater drillships and five high-specification jackups under construction.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EST, 3 p.m. CET, on Thursday, February 25, 2016, to discuss the results.  To participate, dial +1 719-325-2366 and refer to confirmation code 167123 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode over the Internet and can be accessed on Transocean’s website, www.deepwater.com, by selecting “Investor Relations/Overview.”  Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found by selecting “Investor Relations/Financial Reports.”

A replay of the conference call will be available after 12 p.m. EST, 6 p.m. CET, on February 25, 2016. The replay, which will be archived for approximately 30 days, can be accessed by dialing +1 719-457-0820 and referring to the confirmation code 167123.  The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements contain words such as “possible,” “intend,” “will,” “if,” “expect” or other similar expressions.  Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  As a result, actual results could differ materially from those indicated in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in tax estimates, impairment of goodwill, asset impairments, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, fleet utilization, the future prices of oil and gas, capital markets and other factors, including those and other risks discussed in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014, and in the company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements.  All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange.  Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved.  Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense), divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.  See the accompanying schedule entitled “Revenue Efficiency.”

(3)

Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.  See the accompanying schedule entitled “Utilization.”

(4)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues
Contract drilling revenues	$1,456	$2,167	$6,802	$8,952
Other revenues	395	70	584	222
	1,851	2,237	7,386	9,174
Costs and expenses
Operating and maintenance	794	1,310	2,955	5,110
Depreciation	213	290	963	1,139
General and administrative	58	62	193	234
	1,065	1,662	4,111	6,483
Loss on impairment	(28)	(1,210)	(1,867)	(4,043)
Loss on disposal of assets, net	(8)	(12)	(28)	(26)
Operating income (loss)	750	(647)	1,380	(1,378)

Other income (expense), net
Interest income	5	8	22	39
Interest expense, net of amounts capitalized	(87)	(123)	(432)	(483)
Other, net	15	10	60	22
	(67)	(105)	(350)	(422)
Income (loss) from continuing operations before income tax expense	683	(752)	1,030	(1,800)
Income tax expense (benefit)	66	10	206	146
Income (loss) from continuing operations	617	(762)	824	(1,946)
Income (loss) from discontinued operations, net of tax	—	(4)	2	(20)

Net income (loss)	617	(766)	826	(1,966)
Net income (loss) attributable to noncontrolling interest	6	(27)	35	(53)
Net income (loss) attributable to controlling interest	$611	$(739)	$791	$(1,913)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$1.66	$(2.03)	$2.16	$(5.23)
Earnings (loss) from discontinued operations	—	(0.01)	—	(0.06)
Earnings (loss) per share	$1.66	$(2.04)	$2.16	$(5.29)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$1.66	$(2.03)	$2.16	$(5.23)
Earnings (loss) from discontinued operations	—	(0.01)	—	(0.06)
Earnings (loss) per share	$1.66	$(2.04)	$2.16	$(5.29)

Weighted-average shares outstanding
Basic	364	362	363	362
Diluted	364	362	363	362

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

(Unaudited)

	December 31,
	2015	2014

Assets
Cash and cash equivalents	$2,339	$2,635
Accounts receivable, net
Trade	1,343	2,084
Other	36	36
Materials and supplies, net	635	818
Assets held for sale	8	25
Restricted cash	340	114
Other current assets	84	128
Total current assets	4,785	5,840

Property and equipment	26,274	28,516
Less accumulated depreciation	(5,456)	(6,978)
Property and equipment, net	20,818	21,538
Deferred income taxes, net	316	360
Other assets	410	833
Total assets	$26,329	$28,571

Liabilities and equity
Accounts payable	$448	$784
Accrued income taxes	82	131
Debt due within one year	1,093	1,032
Other current liabilities	1,046	1,822
Total current liabilities	2,669	3,769

Long-term debt	7,397	9,019
Deferred income taxes, net	339	436
Other long-term liabilities	1,108	1,354
Total long-term liabilities	8,844	10,809

Commitments and contingencies
Redeemable noncontrolling interest	8	11

Shares, CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued at December 31, 2015 and 2014 and 364,035,397 and 362,279,530 outstanding at December 31, 2015 and 2014, respectively.	5,193	5,169
Additional paid‑in capital	5,739	5,797
Treasury shares, at cost, 2,863,267 held at December 31, 2015 and 2014	(240)	(240)
Retained earnings	4,140	3,349
Accumulated other comprehensive loss	(334)	(404)
Total controlling interest shareholders’ equity	14,498	13,671
Noncontrolling interest	310	311
Total equity	14,808	13,982
Total liabilities and equity	$26,329	$28,571

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Years ended December 31,
	2015	2014	2013

Cash flows from operating activities
Net income (loss)	$826	$(1,966)	$1,407
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(15)	(15)	(15)
Depreciation	963	1,139	1,109
Share-based compensation expense	67	98	113
Loss on impairment	1,867	4,043	81
Loss on impairment of assets in discontinued operations	—	—	14
(Gain) loss on disposal of assets, net	28	26	(7)
(Gain) loss on disposal of assets in discontinued operations, net	(1)	10	(54)
Deferred income tax benefit	(78)	(142)	(9)
Other, net	66	52	99
Changes in deferred revenue, net	(90)	106	(78)
Changes in deferred expenses, net	176	(48)	74
Changes in operating assets and liabilities	(364)	(1,083)	(816)
Net cash provided by operating activities	3,445	2,220	1,918

Cash flows from investing activities
Capital expenditures	(2,001)	(2,165)	(2,238)
Proceeds from disposal of assets, net	51	215	174
Proceeds from disposal of assets in discontinued operations, net	3	35	204
Proceeds from sale of preference shares	—	—	185
Proceeds from repayment of notes and loans receivable	15	101	17
Investment in loans receivable	—	(15)	—
Other, net	—	1	—
Net cash used in investing activities	(1,932)	(1,828)	(1,658)

Cash flows from financing activities
Repayments of debt	(1,506)	(539)	(1,692)
Proceeds from restricted cash investments	110	176	298
Deposits to restricted cash investments	—	(20)	(119)
Proceeds from sale of noncontrolling interest	—	443	—
Issue costs for sale of noncontrolling interest	—	(26)	—
Distributions of qualifying additional paid-in capital	(381)	(1,018)	(606)
Distributions to holders of noncontrolling interest	(29)	(5)	—
Other, net	(3)	(11)	(32)
Net cash used in financing activities	(1,809)	(1,000)	(2,151)

Net increase (decrease) in cash and cash equivalents	(296)	(608)	(1,891)
Cash and cash equivalents at beginning of period	2,635	3,243	5,134
Cash and cash equivalents at end of period	$2,339	$2,635	$3,243

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Contract drilling revenues
Ultra-deepwater floaters	$813	$768	$997	$3,365	$4,495
Harsh environment floaters	178	211	312	890	1,099
Deepwater floaters	128	135	277	646	1,021
Midwater floaters	222	327	428	1,359	1,723
High-specification jackups	111	124	149	527	598
Contract intangible revenues	4	4	4	15	16
Total contract drilling revenues	1,456	1,569	2,167	6,802	8,952

Other revenues
Customer early termination fees	367	—	—	433	—
Customer reimbursement revenues and other	28	39	70	151	222
Total other revenues	395	39	70	584	222
Total revenues	$1,851	$1,608	$2,237	$7,386	$9,174

	Average Daily Revenue (1)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Ultra-deepwater floaters	$512,600	$475,800	$544,800	$513,900	$538,400
Harsh environment floaters	702,200	493,400	484,000	542,600	470,500
Deepwater floaters	349,700	368,600	391,100	354,400	378,300
Midwater floaters	380,800	350,000	338,500	349,200	347,200
High-specification jackups	172,100	172,700	170,200	172,900	168,500
Total	$422,800	385,300	$406,400	$400,500	$408,200

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Utilization (2)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Ultra-deepwater floaters	64%	65%	69%	65%	82%
Harsh environment floaters	39%	66%	100%	64%	91%
Deepwater floaters	67%	67%	64%	73%	62%
Midwater floaters	53%	78%	65%	77%	64%
High-specification jackups	70%	78%	95%	83%	93%
Total drilling fleet	60%	70%	73%	71%	76%

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

Revenue Efficiency(3)

Trailing Five Quarters and Historical Data

	Revenue Efficiency (3)
	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Ultra-deepwater floaters	91.5%	97.0%	97.2%	94.3%	89.4%
Harsh environment floaters	98.6%	98.4%	96.8%	95.7%	96.9%
Deepwater floaters	98.9%	100.3%	95.9%	96.2%	91%
Midwater floaters	98.2%	95.3%	91.4%	93.3%	93.5%
High-specification jackups	99.3%	98.6%	99.3%	97%	97.8%
Total drilling fleet	95.0%	97.2%	95.9%	94.7%	91.7%

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In US$ millions, except tax rates)

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Income from continuing operations before income taxes	$683	$344	$(752)	$1,030	$(1,800)
Add back (subtract):
Litigation matters	—	—	—	(788)	(18)
Restructuring charges	27	3	1	47	10
Loss on impairment of goodwill and other assets	28	13	1,210	1,867	4,043
Gain on disposal of other assets, net	(7)	(1)	(6)	(13)	(4)
Loss (gain) on retirement of debt	(16)	(7)	8	(23)	13
Adjusted income from continuing operations before income taxes	715	352	461	2,120	2,244

Income tax expense (benefit) from continuing operations	66	17	10	206	146
Add back (subtract):
Litigation matters	—	—	—	(53)	(6)
Restructuring charges	5	1	—	7	1
Loss (gain) on impairment of goodwill and other assets	(1)	—	48	154	143
Gain on disposal of other assets, net	(2)	—	(2)	(1)	(2)
Changes in estimates (1)	26	9	66	35	138
Adjusted income tax expense from continuing operations (2)	$94	$27	$122	$348	$420

Effective Tax Rate (3)	9.7%	4.9%	(1.3)%	20.0%	(8.1)%

Annual Effective Tax Rate (4)	13.1%	7.5%	26.5%	16.4%	18.7%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2)

The three months and nine months ended September 30, 2015 includes $(18) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense for continuing operations, divided by income from continuing operations before income taxes.
(4)

Annual Effective Tax Rate is income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in US$ millions, except per share data)

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/15	12/31/15	09/30/15	09/30/15	06/30/15	06/30/15	03/31/15
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$791	$611	$180	$321	$(141)	$342	$(483)
Add back (subtract):
Litigation matters	(735)	—	(735)	—	(735)	(735)	—
Restructuring charges	40	22	18	2	16	11	5
Loss on impairment of assets	1,713	29	1,684	13	1,671	797	874
Gain on disposal of assets, net	(12)	(5)	(7)	(1)	(6)	(5)	(1)
Gain on retirement of debt	(23)	(16)	(7)	(7)	—	—	—
Gain on disposal of assets in discontinued operations	(1)	—	(1)	(1)	—	—	—
(Income) loss from discontinued operations	(1)	1	(2)	(3)	1	(1)	2
Discrete tax items and other, net	(35)	(27)	(8)	(8)	—	(1)	1
Net income, as adjusted	$1,737	$615	$1,122	$316	$806	$408	$398

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$2.16	$1.66	$0.49	$0.88	$(0.39)	$0.93	$(1.33)
Add back (subtract):
Litigation matters	(2.02)	—	(2.02)	—	(2.02)	(2.02)	—
Restructuring charges	0.11	0.06	0.04	—	0.04	0.03	0.01
Loss on impairment of assets	4.67	0.08	4.61	0.03	4.60	2.18	2.41
Gain on disposal of assets, net	(0.02)	(0.01)	(0.02)	—	(0.02)	(0.01)	—
Gain on retirement of debt	(0.06)	(0.04)	(0.02)	(0.02)	—	—	—
Gain on disposal of assets in discontinued operations	—	—	—	—	—	—	—
(Income) loss from discontinued operations	—	—	—	—	—	—	0.01
Discrete tax items and other, net	(0.10)	(0.07)	(0.02)	(0.02)	—	—	—
Diluted earnings per share, as adjusted	$4.74	$1.68	$3.06	$0.87	$2.21	$1.11	$1.10

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/14	12/31/14	09/30/14	09/30/14	06/30/14	06/30/14	03/31/14
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(1,913)	$(739)	$(1,174)	$(2,217)	$1,043	$587	$456
Add back (subtract):
Litigation matters	(12)	—	(12)	(14)	2	—	2
Restructuring charges	9	1	8	3	5	4	1
Loss on impairment of goodwill and other assets	3,826	1,140	2,686	2,621	65	—	65
(Gain) loss on disposal of assets, net	(2)	(4)	2	3	(1)	(1)	—
Loss on retirement of debt	13	8	5	—	5	4	1
Loss on disposal of assets in discontinued operations	10	—	10	—	10	—	10
Loss (income) from discontinued operations	10	4	6	1	5	7	(2)
Discrete tax items and other, net	(138)	(66)	(72)	(45)	(27)	(14)	(13)
Net income, as adjusted	$1,803	$344	$1,459	$352	$1,107	$587	$520

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(5.29)	$(2.04)	$(3.24)	$(6.12)	$2.86	$1.61	$1.25
Add back (subtract):
Litigation matters	(0.03)	—	(0.03)	(0.04)	0.01	—	0.01
Restructuring charges	0.02	—	0.02	0.01	0.01	0.01	—
Loss on impairment of goodwill and other assets	10.53	3.15	7.39	7.22	0.19	—	0.19
(Gain) loss on disposal of assets, net	(0.01)	(0.01)	0.01	0.01	—	—	—
Loss on retirement of debt	0.04	0.02	0.01	—	0.01	0.01	—
Loss on disposal of assets in discontinued operations	0.03	—	0.03	—	0.03	—	0.03
Loss (income) from discontinued operations	0.03	0.01	0.02	—	0.01	0.02	(0.01)
Discrete tax items and other, net	(0.38)	(0.18)	(0.21)	(0.12)	(0.08)	(0.04)	(0.04)
Diluted earnings per share, as adjusted	$4.94	$0.95	$4.00	$0.96	$3.04	$1.61	$1.43